UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO._________)*


                       RIGHT MANAGEMENT CONSULTANTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          COMMON STOCK, $0.01 PAR VALUE
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                         (Title of Class of Securities)


                                    766573109
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                                 (CUSIP Number)


                                DECEMBER 31, 2003
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

                  |X|      Rule 13d-1(b)
                           Rule 13d-1(c)
                           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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

CUSIP No.             766573109
        ----------------------------------

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   1.      Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

           Westchester Capital Management, Inc.
           13-3036274
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   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
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   3.      SEC Use Only


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   4.      Citizenship or Place of Organization New York
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                             5. Sole Voting Power          None
                         -------------------------------------------------------
       Number of             6. Shared Voting Power        988,000 shares
  Shares Beneficially
Owned by Each Reporting
      Person with:
                         -------------------------------------------------------
                             7. Sole Dispositive Power     None
                         -------------------------------------------------------
                             8. Shared Dispositive Power   988,000 shares
--------------------------------------------------------------------------------
    9.     Aggregate Amount Beneficially Owned by Each Reporting Person

           988,000 shares of common stock of the Issuer ("Shares") which consists of 988,000 Shares held by The Merger Fund which Westchester Capital Management, Inc. may be deemed to beneficially own by virtue of its position as investment adviser to this entity.


   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11.     Percent of Class Represented by Amount in Row (9)    4.33%
--------------------------------------------------------------------------------
   12.     Type of Reporting Person (See Instructions)            IA
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

CUSIP No.             766573109
          ------------------------------------

--------------------------------------------------------------------------------
   1.      Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

           The Merger Fund
           14-1698547
--------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
--------------------------------------------------------------------------------
   3.      SEC Use Only


--------------------------------------------------------------------------------
   4.      Citizenship or Place of Organization        Massachusetts
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                             5. Sole Voting Power          None
                         -------------------------------------------------------
       Number of             6. Shared Voting Power        988,000 shares
  Shares Beneficially
Owned by Each Reporting
      Person with:
                         -------------------------------------------------------
                             7. Sole Dispositive Power     None
                         -------------------------------------------------------
                             8. Shared Dispositive Power   988,000 shares
--------------------------------------------------------------------------------
    9.     Aggregate Amount Beneficially Owned by Each Reporting Person

           988,000 shares


   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11.      Percent of Class Represented by Amount in Row (9)    4.33%
--------------------------------------------------------------------------------
   12.      Type of Reporting Person (See Instructions)           IV
--------------------------------------------------------------------------------

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


ITEM 1.

         (a) Name of Issuer:

                  Right Management Consultants, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                  1818 Market Street
                  Philadelphia, Pennsylvania  19103

ITEM 2.

         (a) Name of Person Filing:

                  (i) Westchester Capital Management, Inc.

                  (ii)  The Merger Fund

         (b) Address or Principal Business Office or, if none, Residence:

                  (i) 100 Summit Drive, Valhalla, NY 10595

                  (ii) 100 Summit Drive, Valhalla, NY 10595

         (c)  Citizenship:

                  (i)  New York

                  (ii)  Massachusetts

         (d) Title of Class of Securities: Common Stock, $.01 par value

         (e) CUSIP No.: 766573109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) Westchester Capital Management, Inc. is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended.

         (b) The Merger Fund is an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned and (b) Percent of Class: See Items 5 through 11 of the cover pages attached hereto.

                  This Schedule 13G shall not be construed as an admission that the Reporting Persons, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for other purposes, are the beneficial owners of any securities covered by this statement.

         (c)      See Items 5 through 8 of the cover pages attached hereto.

ITEM 5.  OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

         Not applicable.

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

ITEM 6.  OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 29, 2004

                                  WESTCHESTER CAPITAL MANAGEMENT, INC.



                                  By: /S/ BONNIE L. SMITH
                                      --------------------------
                                      Name:  Bonnie L. Smith
                                      Title: Vice President


                                  THE MERGER FUND



                                  By: /S/ BONNIE L. SMITH
                                      --------------------------
                                      Name:  Bonnie L. Smith
                                      Title: Vice President


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

                                                                       Exhibit A
                                    AGREEMENT

         The undersigned, Westchester Capital Management, Inc. and The Merger Fund, agree that the statement to which this exhibit is appended is filed on behalf of each of them.

January 29, 2004

                                  WESTCHESTER CAPITAL MANAGEMENT, INC.



                                  By: /S/ BONNIE L. SMITH
                                      ---------------------------
                                      Name:  Bonnie L. Smith
                                      Title: Vice President


                                  THE MERGER FUND



                                  By: /S/ BONNIE L. SMITH
                                      ---------------------------
                                      Name:  Bonnie L. Smith
                                      Title: Vice President


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